Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We have issued our report dated March 9, 2005 accompanying the consolidated balance sheet of Atlas Pipeline Partners GP, LLC as of December 31, 2004 included in the Current Report of Atlas Pipeline Partners, L.P. on Form 8-K to be filed on November 18, 2005. We hereby consent to the incorporation of said report in the Registration Statement of Atlas Pipeline Partners, L.P. on Form S-3 (File No. 333-127961), effective August 30, 2005.

/s/ GRANT THORNTON LLP

Cleveland, Ohio

November 18, 2005